EXHIBIT 23.3
CONSENT OF PRACTICAL MINING LLC
     Practical Mining LLC does hereby consent to the incorporation by reference in this Form S-3 (the “Registration Statement”) of Canyon Resources Corporation of our report on the Feasibility Study of CR Briggs Gold Project (underground) dated February 2, 2007, which is referred to in the Annual Report on Form 10-K of Canyon Resources Corporation for the year ended December 31, 2006. We also consent to the references to us under the headings “Experts” in such Registration Statement.
Sincerely,

Practical Mining LLC

By:      /s/ Mark Odell
Name: Mark Odell P.E.
Its: Principal
Spring Creek, Nevada
June 27, 2007